Exhibit 10.2

AMENDMENT TO

SEVERANCE LETTER AGREEMENT

This amendment to the severance letter agreement (this “Amendment”) is entered into as of August [•], 2026, by and between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), and [•] (“Executive”).

WHEREAS, the Company and Executive are parties to a severance letter agreement, dated as of [•] (the “Severance Letter Agreement”);

WHEREAS, Section 12 of the Severance Letter Agreement provides that it may be amended by a written instrument signed by the parties; and

WHEREAS, the parties wish to amend the Severance Letter Agreement to clarify the treatment of compensation payable to Executive upon a Qualifying Termination (as defined in the Severance Letter Agreement) in connection with that certain Agreement and Plan of Merger, being entered into by and among Curium US Holdings LLC, a Delaware limited liability company, Lantheus Holdings, Inc. and the other parties thereto.

NOW, THEREFORE, in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 1(b)(iii) of the Severance Letter Agreement is amended to add the following proviso at the end thereof:

; provided, however, that (A) for the avoidance of doubt, Converted PSU Awards (as defined in the Merger Agreement) shall not be treated as performance-based awards for these purposes but instead shall be deemed to be time-based vesting awards eligible for vesting in full without any re-determination of performance conditions and (B) the vesting described in this clause (iii) shall apply to a Qualifying Termination that occurs as of or within twelve (12) months following the Merger Closing, subject in all cases to the other terms and conditions of this Agreement.

2.	New Sections 1(d)(v) and 1(d)(vi) are added to the Severance Letter Agreement, to read as follows, and existing Sections 1(d)(v) through (ix) are renumbered Sections 1(d)(vii) through (xi):

v.	“Merger Agreement” means that certain Agreement and Plan of Merger, by and among Curium US Holdings LLC, Lantheus Holdings, Inc. and the other parties thereto.

vi.	“Merger Closing” means the closing of the transactions contemplated by the Merger Agreement.

3.	A new Section 1(e) is added to the Severance Letter Agreement, to read as follows:

(e) Prior Year’s Bonus. In the event of a Qualifying Termination as of or following the Merger Closing, you will be entitled to receive any annual bonus for 2026 that is determined by the Company to be earned but yet unpaid as of the Separation Date, payable on the date such bonus would otherwise have been paid in the ordinary course of business.

4.

This Amendment is contingent on and subject to the Merger Closing. In the event that the Merger Agreement is abandoned and not entered into or is terminated prior to the Merger Closing, this Amendment will be null and void ab initio.

5.	This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without any regard to conflicts of law principles.

6.	This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

EXECUTIVE

[•]